EXHIBIT 99.1

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters
27700B sw parkway avenue
wilsonville
oregon
97070
503.685.8888
800.294.6400

www.infocus.com

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	Scott Ballantyne
Chief Executive Officer	Chief Marketing Officer
InFocus Corporation	InFocus Corporation
(503) 685-8657	(503) 685-8923

Michael Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8602

InFocus® Announces Second Quarter

2005 Financial Results

WILSONVILLE, Ore., July 26, 2005 – InFocus® Corporation (Nasdaq: INFS) today announced its second quarter 2005 financial results.  On revenues of $135.8 million, the company posted a net loss of $19.6 million in the second quarter, or $0.49 per share, compared to a net loss of $14.0 million, or $0.35 per share, for the first quarter, and net income of $0.4 million, or $0.01 per share, in the second quarter of 2004.

Included in the second quarter results was a restructuring charge of $1.4 million primarily associated with severance charges for changes in supply chain management and realignment of the company’s European sales force.  In addition, the company recorded a charge in the second quarter for potential regulatory assessments associated with self disclosure yesterday to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of infractions of U.S. export law related to certain shipments of projectors, parts and accessories into several restricted countries over the last few years.

On a proforma basis, exclusive of charges in all periods, the net loss was $16.6 million for the second quarter of 2005 compared to a net loss of $9.3 million in the first quarter and net income of $0.4 million in the second quarter of 2004.  Proforma net loss per share, exclusive of non-recurring charges for all periods, was $0.42 for the second quarter compared to a proforma net loss per share of $0.23 in the first quarter and proforma net income per share of $0.01 in the second quarter of 2004.

“The first half of 2005 has been challenging and the financial results were not acceptable,” said Kyle Ranson, President and CEO.  “We continued to experience very significant pressure on our gross margins during the second quarter due to a continued aggressive competitive pricing environment as the industry worked through the overhang of high inventory levels.  In addition, we experienced average sales price (ASP) declines of 10 percent during the quarter in the sub-$1000 value segment of our business and declines of 9 percent across our commercial projector product portfolio.  Economic softness in Europe resulted in one of our most difficult quarters ever in that region,” continued Ranson.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Second quarter revenues of $135.8 million were down 1 percent compared with first quarter revenues and down 16 percent from revenues in the second quarter of 2004.  Projector unit shipments were up 7 percent compared to the first quarter and the same quarter a year ago.   Gross margins of 5.8 percent in the second quarter decreased from 7.3 percent in the first quarter. Gross margins in both quarters were negatively impacted by significant ASP declines combined with end user promotions and purchase incentive programs.  Product cost reductions realized during the quarter did not keep pace with ASP declines as the company sold through inventory procured in prior quarters.  In addition, lower revenues have resulted in fixed overhead costs for activities such as logistics centers, warranty, tooling amortization, and inventory planning and procurement being a higher percentage of revenues than normal.  Inventory write-downs of $4.9 million were taken during the quarter primarily on remanufactured projectors, service parts, and certain slow moving finished goods.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of charges, were $27.8 million for the second quarter of 2005, a decrease of $0.9 million from the first quarter and $1.9 million from the second quarter of 2004.  The decrease primarily relates to planned reductions in research and development expense as a result of the formation of South Mountain Technologies (“SMT”), the company’s 50-50 joint venture with TCL, and the closure of Norway’s operating activities.

Other income for the second quarter was $3.4 million compared to $9.8 million in the first quarter and $0.4 million in the second quarter of 2004.  The realized gain on the sale of marketable securities for the second quarter was $4.2 million compared to $9.2 million in the first quarter.  The company’s share of losses related to SMT was $1.3 million in the second quarter compared to $0.5 million in the first quarter of 2005.

Balance Sheet

Total cash and marketable securities at the end of June were $77.9 million, an increase of $4.7 million from the end of the first quarter.  Days sales outstanding for the quarter were 50 days, reflecting better sales linearity and strong collection activity.  Inventory levels declined $18.4 million during the quarter to $108.8 million, resulting in improved inventory turns.  As planned during the quarter, the company made an additional $5.0 million investment in SMT bringing its capital contribution to date up to $6.5 million.

Flextronics Transition

The company recently announced its strategic decision to terminate its relationship with Flextronics, which has successfully managed a major portion of the company’s contract manufacturing over the last few years.  The companies will be working together over the next several months to do final builds of product at Flextronics and transition manufacturing and remaining components to SMT and another new contract manufacturing partner in China.  At this point, the company believes the transition is on track and the necessary plans have been put in place to minimize the business risks to the company.

Outlook for Q3 2005

Many of the factors that impacted the company’s financial performance in the first half of 2005 are expected to continue into the third quarter and beyond.  Aggressive price competition across the industry is expected to continue putting pressure on both revenues and gross margins.  In addition, the transition out of the rear projection engine business was completed during the second quarter of 2005, removing the revenue from this activity as the company heads into the third quarter.   On a positive note, company owned and channel partner inventory levels are lower with expected good availability of commercial and consumer products during the quarter.  Operationally, the company’s new contract manufacturing partners are expected to begin to ramp volumes in the third quarter for front projection products as contract manufacturing transitions from Flextronics.  In addition, the company plans to take further action to reduce operating expenses in order to improve its breakeven point.

Given the difficulty of predicting our financial results based on the current economic and competitive environment combined with major shifts in our business model and markets, we are not giving specific financial guidance for future periods at this time.

“We are focused on making the short-term operational changes necessary to drive improvements in our financial results while innovating across our business to remain the industry leader and deliver on our longer term digital immersion experience vision,” stated Kyle Ranson, President and CEO.  “New opportunities in digital media and additional complementary products and services, assisting in SMT’s success, reducing our overheads and cost to serve while improving our supply chain efficiency are all important initiatives in evolving our business model and delivering sustainable profitability,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The company has recorded non-recurring charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through July 30, 2005 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, the impact of potential fines and/or sanctions imposed as a result of our recent self disclosure regarding infractions of U.S export law, and commencement of operations and initial product shipments by our newly formed joint venture with TCL Corporation; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our transition from Flextronics to new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the company as well as to other aspects of the company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at

www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, and The Big Picture are trademarks of InFocus Corporation.  Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues	$135,832	$162,229	$272,848	$307,678
Cost of revenues	127,956	132,820	255,023	253,277
Gross margin	$7,876	$29,409	$17,825	$54,401

Operating expenses:
Marketing and sales	16,888	17,077	33,825	34,878
Research and development	4,887	7,320	11,018	14,521
General and administrative	6,060	5,383	11,771	10,874
Restructuring costs	1,350	—	6,050	450
Regulatory assessments	1,600	—	1,600	—
	$30,785	$29,780	$64,264	$60,723

Loss from operations	$(22,909)	$(371)	$(46,439)	$(6,322)

Other income, net	3,446	397	13,265	2,149
Income (loss) before income taxes	(19,463)	26	(33,174)	(4,173)
Provision (benefit) for income taxes	107	(400)	375	(150)
Net income (loss)	$(19,570)	$426	$(33,549)	$(4,023)

Basic earnings (loss) per share	$(0.49)	$0.01	$(0.85)	$(0.10)

Diluted earnings (loss) per share	(0.49)	0.01	(0.85)	(0.10)

Basis shares outstanding	39,599	39,591	39,596	39,570

Fully diluted shares outstanding	39,599	40,365	39,596	39,570

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$40,772	$17,032
Marketable securities	11,314	26,291
Restricted cash, cash equivalents, and marketable securities	25,500	23,316
Accounts receivable, net of allowances	75,148	105,811
Inventories	108,768	155,106
Land held for sale	4,469	—
Other current assets	26,990	26,923
Total Current Assets	292,961	354,479

Restricted marketable securities	359	2,829
Property and equipment, net	9,653	16,747
Other assets, net	18,091	9,818
Total Assets	$321,064	$383,873

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$—	$16,198
Accounts payable	72,488	64,917
Other current liabilities	33,725	33,158
Total Current Liabilities	106,213	114,273

Other Long-Term Liabilities	3,119	2,967

Shareholders’ Equity:
Common stock and additional paid-in capital	166,084	165,612
Other comprehensive income:
Foreign currency translation	25,865	35,359
Unrealized gain on equity securities	9,462	21,792
Retained earnings	10,321	43,870

Total Shareholders’ Equity	211,732	266,633

Total Liabilities and Shareholders’ Equity	$321,064	$383,873

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	Second Quarter 2005			First Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(19,570)	$(0.49)	$30,785	$(13,979)	$(0.35)	$33,479

Adjustments:

Restructuring charges, net of income taxes	$1,350	$0.03	$(1,350)	$4,700	$0.12	$(4,700)

Regulatory assessments, net of income taxes	$1,600	$0.04	$(1,600)	$—	$—	$—

Proforma excluding non-recurring adjustments	$(16,620)	$(0.42)	$27,835	$(9,279)	$(0.23)	$28,779

	Second Quarter 2005			Second Quarter 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Net Income	Net Income Per Share	Operating Expenses

GAAP	$(19,570)	$(0.49)	$30,785	$426	$0.01	$29,780

Adjustments:

Restructuring charges, net of income taxes	$1,350	$0.03	$(1,350)	$—	$—	$—

Regulatory assessments, net of income taxes	$1,600	$0.04	$(1,600)	$—	$—	$—

Proforma excluding non-recurring adjustments	$(16,620)	$(0.42)	$27,835	$426	$0.01	$29,780

	Year-to-Date 2005			Year-to-Date 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(33,549)	$(0.85)	$64,264	$(4,023)	$(0.10)	$60,723

Adjustments:

Restructuring charges, net of income taxes	$6,050	$0.15	$(6,050)	$450	$0.01	$(450)

Regulatory assessments, net of income taxes	$1,600	$0.04	$(1,600)	$—	$—	$—

Proforma excluding non-recurring adjustments	$(25,899)	$(0.65)	$56,614	$(3,573)	$(0.09)	$60,273